Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2009, relating to the consolidated financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended December 27, 2008.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Omaha, Nebraska
May 22, 2009

Back to Form S-8